EXHIBIT 99.1

NDCHEALTH ANNOUNCES REFINANCING PLAN

ATLANTA, GEORGIA, OCTOBER 29, 2002 — NDCHealth Corporation (NYSE: NDC) announced today that it intends to pursue a refinancing that is expected to include a new $200 million senior secured credit facility (with respect to which NDCHealth has entered into a commitment letter with a group of banks), consisting of a five-year revolving credit facility and a six-year term loan, and a $175 million offering of ten-year senior subordinated notes in an unregistered offering pursuant to Rule 144A under the Securities Act of 1933. NDCHealth intends to offer to exchange the unregistered notes for substantially identical registered senior subordinated notes following the completion of the offering.

     NDCHealth intends to use the net proceeds from the offering, together with borrowings under the new credit agreement, to: (i) redeem all of its outstanding 5% convertible subordinated notes due November 2003 for an aggregate redemption price of $144.8 million plus accrued and unpaid interest to the redemption date; (ii) repay all indebtedness outstanding under its existing revolving credit facility; and (iii) pay fees and expenses. Any remaining net proceeds will be used for general corporate purposes.

     The senior subordinated notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

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This press release contains forward-looking statements concerning NDCHealth’s future financing plans. The terms and timing of any actual financing transactions will depend upon prevailing market conditions and other factors. There can be no assurance that the financing transactions discussed in this press release will be completed on the terms outlined herein or at all.